EXHIBIT (I)
                           OPINION OF FOLEY & LARDNER

                                 ONE IBM PLAZA
                      330 NORTH WABASH AVENUE, SUITE 3300
                          CHICAGO, ILLINOIS 60611-3608
                            TELEPHONE (312) 755-1900
                            FACSIMILE (312) 755-1925

                               November   , 1998


The Jefferson Fund Group Trust
839 North Jefferson Street
Milwaukee, Wisconsin  53202


Gentlemen:

  We have acted as counsel for you in connection with the preparation of Post-Effective Amendment #5 to a Registration Statement on Form N-1A relating to the sale by you of an indefinite amount of shares of beneficial interest, no par value, of The Jefferson Fund Group Trust (such shares of beneficial interest being hereinafter referred to as the "Shares") in the manner set forth in the Registration Statement to which reference is made. In this connection we have examined: (a) the Amended Registration Statement on Form N1-A; (b) your Certificate of Trust, Trust Instrument and Bylaws; (c) proceedings relative to the authorization for issuance of the Shares; and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

  Based upon the foregoing, we are of the opinion that the Shares when sold as contemplated in the Amended Registration Statement will be legally issued, fully paid and nonassessable.

  We hereby consent to the use of this opinion as an exhibit to the Form N-1A Amended Registration Statement. In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

     Foley & Lardner